CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 26, 2018, accompanying the financial statements of Investment Grade Municipal Trust, 7-13 Year Series 74 (included in Invesco Unit Trusts, Municipal Series 1287) as of March 31, 2018, and for the period from April 27, 2017 (date of deposit) through March 31, 2018, and the financial highlights for the period from April 27, 2017 (date of deposit) through March 31, 2018, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-210603) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 26, 2018